Exhibit 10.49

LEASE ACQUISITION AND DEVELOPMENT AGREEMENT

BY AND BETWEEN

TRIGON ENERGY PARTNERS LLC

AND

CEU EAGLE FORD, LLC

DATED MAY 4, 2010

TABLE OF CONTENTS

Article I DEFINITIONS; INTERPRETATION		1

1.1	Defined Terms	1

1.2	Interpretation	6

Article II GENERAL PROVISIONS		7

2.1	Preliminary Phase	7

2.2	Activities within the AMI	10

2.3	Relationship of Parties	10

Article III PROPERTY RELATED OBLIGATIONS		10

3.1	Properties and Interests within the AMI	10

3.2	Acreage within and without of the AMI	12

Article IV SEISMIC RELATED OBLIGATIONS		12

4.1	Seismic Projects	12

4.2	Acquisition of Third Party Seismic Data	13

4.3	Non-Consent Provisions	13

4.4	Ownership of Seismic Data	13

Article V DRILLING RELATED OBLIGATIONS		14

5.1	Drilling Operator	14

5.2	Proposals to Drill Wells	14

5.3	Drilling, Completion and Other Elections	15

5.4	Prospect Relinquishment	15

Article VI TERM; TERMINATION		15

6.1	Term	15

6.2	Termination	15

6.3	Survival of Joint Operating Agreement(s)	16

Article VII FORCE MAJEURE		17

Article VIII CONFIDENTIALITY		17

8.1	Confidentiality of Each Party’s Information	17

8.2	Restrictions on Use	18

8.3	Violations	18

Article IX RESTRICTIONS ON DATA		18

9.1	Restrictions on Data	18

i

Article X ASSIGNMENT		19

10.1	Assignment of Agreement	19

10.2	Tag-Along Rights	19

Article XI DISPUTE RESOLUTION		20

11.1	Dispute; Mutual Resolution	20

11.2	Mandatory and Binding Arbitration	20

11.3	No Waiver; Preservation of Remedies	21

11.4	Statute of Limitations	21

11.5	Scope of Award and Modification or Vacation of Award	21

11.6	Other Matters	22

Article XII Representation and Warranties		22

12.1	Representations and Warranties of Trigon	22

12.2	Representations and Warranties of CEU	23

Article XIII MISCELLANEOUS		24

13.1	Entire Agreement; Amendment and Waiver	24

13.2	Severability	24

13.3	Governing Law	24

13.4	Notices	24

13.5	Binding Effect	25

13.6	Headings	25

13.7	Legal Representation of the Parties	25

13.8	Electronic Transmission	25

13.9	Multiple Counterparts	26

List of Exhibits:

Exhibit	Counties in Eagle Ford
Exhibit	Area of Mutual Interest
Exhibit	Joint Operating Agreement
Exhibit	Assignment
Exhibit	Confidentiality Agreement
Exhibit	Excluded Mineral Interest Parties
Exhibit	Lease Agreement

ii

LEASE ACQUISITION AND DEVELOPMENT AGREEMENT

This Lease Acquisition and Development Agreement (this “Agreement”) is made and entered as of May 4, 2010 (the “Effective Date”), by and between Trigon Energy Partners LLC, a Delaware limited liability company (“Trigon”), and CEU Eagle Ford, LLC, a Delaware limited liability company (“CEU”). CEU and Trigon are referred to herein individually as “Party” and jointly as “Parties”.

WITNESSETH:

A. Trigon is a newly formed limited liability company that is raising equity capital to fund the acquisition and development of oil and gas mineral leases in the Eagle Ford Shale play, within the counties located within the State of Texas identified on Exhibit 0 attached hereto (the “Eagle Ford”).

B. CEU desires to acquire leases in the Eagle Ford with Trigon and to develop the properties covered by those leases on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. Each term defined in this Section 1.1, when used in this Agreement, has the meaning indicated below.

(a) “AAA” shall have the meaning ascribed thereto in Section 11.2.

(b) “Accepted CA” shall have the meaning ascribed thereto in Section 8.1(d).

(c) “Acquiring Party” shall have the meaning ascribed thereto in Section 3.1(a).

(d) “Additional Interest” shall have the meaning ascribed thereto in Section 3.2.

(e) “AFE” shall have the meaning ascribed thereto in the Joint Operating Agreement.

(f) “Affiliate” shall have the meaning ascribed thereto in Section 10.1.

(g) “Agreement” shall have the meaning as ascribed thereto in the introductory paragraph.

(h) “AMI” shall mean the area depicted on Exhibit 0, as modified from time to time in accordance with the terms and provisions of this Agreement or by mutual agreement of the Parties. In the event that there is no Equity Commitment Date by the Equity Deadline, the Parties agree that on the 45th day following the Equity Deadline the AMI shall be reduced to an area consisting of the Phase One Properties, plus a one-half mile halo around each Phase One Property.

(i) “AMI Election Notice” shall have the meaning ascribed thereto in Section 3.1(a).

(j) “Applicable Law” shall mean all existing and future applicable laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any governmental authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment).

(k) “Approved Assignment” shall have the meaning ascribed thereto in Section 2.1(b).

(l) “Business Day” means each day which is not a day on which banks in Houston, Texas are generally authorized or obligated, by law or executive order, to close.

(m) “Committed Capital” shall have the meaning ascribed thereto in Section 2.1(a).

(n) “CEU” shall have the meaning ascribed thereto in the introductory paragraph.

(o) “CEU Base Capital” shall have the meaning ascribed thereto in Section 2.1(a).

(p) “CEU Equity Percentage” shall have the meaning ascribed thereto in Section 2.1(d).

(q) “CEU Funded Capital” shall have the meaning ascribed thereto in Section 2.1(a).

(r) “CEU Returned Capital” shall have the meaning ascribed thereto in Section 2.1(d).

(s) “CEU’s AMI Interest” shall have the meaning ascribed thereto in Section 2.1(d).

(t) “Data” shall mean all geophysical, geological and engineering studies, engineering reports, other data and information and all studies, maps, evaluations or reports derived therefrom (regardless of the form or medium in which displayed or stored), which studies, reports, data, information, maps and evaluations are used or useful in the acquisition, interpretation, exploration or development of interests in oil and gas properties.

(u) “Dispute” shall have the meaning ascribed thereto in Section 11.1.

(v) “Effective Date” shall have the meaning ascribed thereto in the introductory paragraph.

(w) “Election Percentage” shall mean with respect to the any properties or interests subject to the AMI provisions of Section 3.1, an undivided percentage interest of the Acquiring Party’s interest in such properties or interests equal to CEU’s AMI Interest.

(x) “Equity Commitment Date” shall have the meaning ascribed thereto in Section 2.1(c).

(y) “Equity Deadline” shall mean September 30, 2010; provided, however, that if Trigon is actively working on a term sheet with a Funder as of such date, then the Equity Deadline shall be extended until the transaction contemplated by such term sheet closes or is terminated; provided that, in no event will the Equity Deadline extend beyond October 31, 2010.

(z) “Excluded Mineral Interest Owners” shall have the meaning ascribed thereto in Section 3.1(c).

(aa) “Family Tree” shall have the meaning ascribed thereto in Section 3.1(c)

(bb) “Funded Capital” shall have the meaning ascribed thereto in Section 2.1(a).

(cc) “Funder” shall have the meaning ascribed thereto in Section 2.1(c).

(dd) “Funder Agreement” shall have the meaning ascribed thereto in Section 2.1(c).

(ee) “Funder Equity Commitment” shall have the meaning ascribed thereto in Section 2.1(d).

(ff) “Funder Notice” shall have the meaning ascribed thereto in Section 2.1(c).

(gg) “Geological Data” shall mean any Data, other than Seismic Data.

(hh) “Hydrocarbon Interests” shall have the meaning ascribed thereto in Section 3.1(a).

(ii) “Individual Joint Operating Agreement” shall have the meaning ascribed thereto in the definition of Joint Operating Agreement in Section 1.1(mm).

(jj) “Initial Assignments” shall have the meaning ascribed thereto in Section 2.1(b).

(kk) “Initial Interest” shall have the meaning ascribed thereto in Section 10.2.

(ll) “Initial Well” shall mean, with respect to a Prospect Area, the first well to be drilled and completed within the Prospect Area or a substitute, twin, replacement, sidetrack or other well drilled as a replacement for any Initial Well if an Initial Well does not reach its objective depth due to mechanical problems, blowout, severe loss of circulation or other problems which make it impossible to reach the objective depth, or impossible to complete.

(mm) “Joint Operating Agreement” shall mean the Model Form Operating Agreement (A.A.P.L. Form 610-1989, as amended by the Parties) attached hereto as Exhibit 0; provided, however, that to the extent a third party joint operating agreement exists with respect to any interests of the properties within the AMI, such term shall mean such third party joint operating agreement. The Joint Operating Agreement shall from the Effective Date forward, to the extent a third party joint operating agreement does not then currently exist covering any interests of the Parties within the AMI, be applicable to and cover all of the jointly owned lands, leases, wells and interests within the AMI (“Master Joint Operating Agreement”); provided, however, if a Prospect Area is proposed within the AMI, the Parties shall execute an individual Joint Operating Agreement which shall be applicable to and cover all of the lands within the Prospect Area and the Initial Well for the Prospect Area (“Individual Joint Operating Agreement”). If the Parties execute an Individual Joint Operating Agreement, the Master Joint Operating Agreement shall terminate as to the lands, leases, wells and interests covered by the Individual Joint Operating Agreement. Among other things, the Parties acknowledge and agree that the Joint Operating Agreement will include a fixed rate overhead charge of $150,000 for each horizontal well spudded, which charge shall be in lieu of any obligation to cover general and administrative costs (but not other COPAS costs reflected in the Joint Operating Agreement) of the operator.

(nn) “Lease Acquisition Costs” shall mean (i) in the case of a new lease entered into with the lessor, lease bonuses, third-party landman fees, third-party broker costs and other reasonable and customary third-party costs and expenses incurred to acquire oil, gas and other hydrocarbon properties and interests, including leases and options, and (ii) in the case of an existing lease acquired from a party other than the lessor, the purchase price for such lease. Such costs shall not include any allocation of overhead or general and administrative expenses.

(oo) “Management Equity Commitment” shall have the meaning ascribed thereto in Section 2.1(d).

(pp) “Master Joint Operating Agreement” shall have the meaning ascribed thereto in the definition of Joint Operating Agreement in Section 1.1(mm).

(qq) “Material Default” shall have the meaning ascribed thereto in Section 6.2.

(rr) “Non-Acquiring Party” shall have the meaning ascribed thereto in Section 3.1

(ss) “Party” and “Parties” shall have the meaning ascribed thereto in the introductory paragraph.

(tt) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority, or any other entity.

(uu) “Phase One” shall have the meaning ascribed thereto in Section 2.1(a).

(vv) “Phase One Properties” shall mean all of the oil, gas and other hydrocarbon properties and interests, including leases and options, purchased by the Parties in the AMI during Phase One.

(ww) “Phase Two” shall have the meaning ascribed thereto in Section 2.1(c).

(xx) “Proposal Date” shall have the meaning ascribed thereto in Section 4.1(b).

(yy) “Prospect Area” shall mean, with respect to each Initial Well drilled during the term hereof, the Prospect Area established pursuant to Section 5.2.

(zz) “Relevant Interest” shall mean, with respect to any property or prospect, each Party’s working interest share of such property or prospect. Prior to the Equity Commitment Date, the Relevant Interest of each Party in the Phase One Properties shall be 90% as to CEU and 10% as to Trigon. After the Equity Commitment Date, (i) in the case of the Phase One Properties, CEU’s Relevant Interest shall be equal to CEU’s AMI Interest and Trigon’s Relevant Interest shall be an amount equal to 100% less CEU’s AMI Interest, and (ii) in the case any other properties in the AMI, each Party’s Relevant Interest shall be determined based upon the interest in such properties acquired by each Party.

(aaa) “Relevant Interest Notice” shall have the meaning ascribed thereto in Section 2.1(d).

(bbb) “Representative” and “Representatives” shall have the meaning ascribed thereto in Section 2.1(i).

(ccc) “Required Funder Commitment” shall have the meaning ascribed thereto in Section 2.1(c).

(ddd) “Seismic Data” shall mean geophysical data and information (regardless of the form or medium in which displayed or stored) that is acquired and processed to yield a two-dimensional or three-dimensional picture of the subsurfaces and shall include reprocessed data and all derivatives or products of or enhancements to such data or information.

(eee) “Seismic Project” shall mean a project within the AMI to acquire permits, options, leases, geological and 2-D or 3-D geophysical data and information or to conduct other 2-D or 3-D exploration activity.

(fff) “Seismic Project Budget” shall have the meaning ascribed thereto in Section 4.1(d).

(ggg) “Seismic Threshold Amount” shall have the meaning ascribed thereto in Section 4.3(b).

(hhh) “Selling Party” shall have the meaning ascribed thereto in Section 10.2.

(iii) “Shoot Area” shall mean the area within the shoot outline for a Seismic Project.

(jjj) “Trigon” shall have the meaning ascribed thereto in the introductory paragraph.

(kkk) “Trigon Base Capital” shall have the meaning ascribed thereto in Section 2.1(a).

(lll) “Trigon Funded Capital” shall have the meaning ascribed thereto in Section 2.1(a).

1.2 Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to a gender includes the other gender;

(d) reference to any agreement (including this Agreement), document or instrument means, unless specifically provided otherwise, such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Applicable Law means, unless specifically provided otherwise, such Applicable Law, as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means, unless specifically provided otherwise, that Section provision of such Applicable Law, as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(f) reference in this Agreement to any Article, Section, or Exhibit means such Article or Section hereof or Exhibit hereto;

(g) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(i) “or” is not exclusive; and

(j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”.

ARTICLE II

GENERAL PROVISIONS

2.1 Preliminary Phase.

(a) CEU shall commit $22,500,000 (the “CEU Base Capital”) and Trigon shall commit $2,500,000 (the “Trigon Base Capital”), for a total commitment of the Parties of $25,000,000 in the aggregate (the “Committed Capital”), for the acquisition of oil, gas and other hydrocarbon interests, including leases, within the AMI from the date hereof until the Equity Commitment Date (such period being referred to herein as “Phase One”). The interests to be acquired and the terms of each acquisition, including lease terms, shall be proposed by Trigon; provided however, during Phase One no interest within the AMI shall be acquired by Trigon, or any Affiliate of Trigon, or any other party affiliated with Trigon, without the prior consent of CEU. All leases shall provide that they can be assigned to CEU (or a CEU affiliate designated in advance of signing the lease) without the prior consent of the lessor, unless CEU (in its sole discretion) otherwise agrees in writing. No party affiliated with Trigon shall retain any interest or receive any fee or compensation in connection with such acquisitions. CEU shall promptly deliver to Trigon 90% of the Lease Acquisition Costs related to any Phase One Property, and Trigon shall fund the remaining 10% of such Lease Acquisition Costs. In no event shall CEU be required to deliver to Trigon an amount in excess of 90% of the Committed Capital during Phase One. All amounts funded by CEU during Phase One shall be used solely for the purpose of acquiring Phase One Property or for Seismic Projects or Seismic Data in which CEU has elected to participate pursuant to Article IV. In connection with any funding request, Trigon shall provide CEU, at least five (5) Business Days in advance of funding, a detailed statement reflecting the interests acquired or to be acquired with such funds and all Lease Acquisition Costs to be paid with such funds. In no event shall CEU be required to fund its share of any Lease Acquisition Costs more than one (1) Business Day in advance of the acquisition of the applicable Phase One Property. The total amount advanced by CEU during Phase One, whether for Lease Acquisition Costs or for a Seismic Project or Seismic Data, is referred to as the “CEU Funded Capital” and the total amount advanced by Trigon during Phase One, whether for Land Acquisition Costs or for a Seismic Project or Seismic Data, is referred to as the “Trigon Funded Capital”. The sum of the CEU Funded Capital and the Trigon Funded Capital is referred to herein as the “Funded Capital”.

(b) All Phase One Property will be acquired in the name of Trigon (or an affiliate of Trigon), who shall initially hold such property in trust for the benefit of CEU as to its 90% interest therein. Trigon, or its affiliate, as applicable, shall promptly execute and deliver an assignment (collectively, the “Initial Assignments”), in form and substance substantially similar to Exhibit 0, (the “Approved Assignment”), assigning to CEU its 90% interest in each Phase One Property. Trigon will file the Initial Assignments of record and shall promptly notify CEU of such filing and provide a copy of the recorded Assignment to CEU, all at CEU’s sole cost and expense.

(c) CEU acknowledges that Trigon does not have sufficient funds for the development of the Phase One Properties and that Trigon will be seeking equity capital from one or more institutional funders (collectively, a “Funder”) to fund such activities. The date on which Trigon enters into a definitive written agreement with a Funder (a “Funder Agreement”) with respect to the capitalization of such acquisition and development activities, in a minimum amount equal to the Required Funder Commitment, is herein referred to as the “Equity Commitment Date” and the period beginning on the Equity Commitment Date and continuing for the term of this Agreement is referred to herein as “Phase Two.” Trigon shall keep CEU fully informed as to the status of its negotiations with the Funder, the principal terms of such funding, and the timing of the Equity Commitment Date. Within one Business Day following the Equity Commitment Date, Trigon shall deliver written notice (the “Funder Notice”) to CEU of the Equity Commitment Date, the Funder Equity Commitment and the Management Equity Commitment. For purposes of this Agreement, the “Required Funder Commitment” shall mean an amount equal to the lesser of (i)$65 million, less the Management Equity Commitment (as defined hereinafter), or (ii) $60 million.

(d) On or before fifteen (15) days following CEU’s receipt of the Funder Notice, CEU shall deliver written notice (the “Relevant Interest Notice”) to Trigon specifying CEU’s AMI Interest, the amount of the CEU Funded Capital and the amount of the CEU Returned Capital. Within three (3) Business Days of receiving the Relevant Interest Notice, Trigon shall pay to CEU, in cash or other immediately available funds, an amount equal to (i) the CEU Funded Capital, multiplied by (ii) (A) the difference between 0.90 and CEU’s AMI Interest (expressed as a decimal), divided by (B) 0.90 (the “CEU Returned Capital”). For instance, if the CEU Funded Capital is $22.5 million and CEU’s AMI Interest is 10%, Trigon would pay to CEU $20 million. For purposes of this Agreement:

(i) the “CEU Equity Percentage” shall mean a fractional interest (expressed as a percentage) determined by dividing the CEU Base Capital, by the sum of (A) the Committed Capital, (B) the amount of equity capital that the Funder has agreed to contribute to the capital of Trigon in accordance with, and subject to the terms and provisions of, the Funder Agreement (the “Funder Equity Commitment”) and (C) any additional amounts that the management of Trigon agrees to contribute to the capital of Trigon in accordance with, and subject to the terms and provisions of, the Funder Agreement (the “Management Equity Commitment,” which shall not include any amounts contributed by Trigon’s management to fund the Trigon Funded Capital); and

(ii) “CEU’s AMI Interest” shall mean a fractional interest (expressed as a percentage) that is specified by CEU in the Relevant Interest Notice, which amount shall not be less than zero percent (0%) and shall not be more than the greater of: (A) ten percent (10%), and (B) the lesser of (y) the CEU Equity Percentage, or (z) twenty-five percent (25%).

(e) Upon receipt of the CEU Returned Capital, CEU shall assign an interest in the Phase One Properties to Trigon, such that CEU retains only its Relevant Interest. The assignments contemplated hereby shall occur as soon as reasonably practical following payment of the CEU Returned Capital and shall be made pursuant to an Assignment in form and substance substantially similar to the Approved Assignment.

(f) After the Equity Commencement Date, acreage acquisitions by the Parties within the AMI shall be covered by Article III.

(g) If Trigon shall fail to enter into a Funder Agreement by the Equity Deadline, for a minimum equity commitment by the Funder equal to the Required Funder

Commitment, then the Parties shall cause the Phase One Properties and any related Seismic Data, if any, to be sold. The Parties will jointly work to market the Phase One Properties and Seismic Data, if any, to potential buyers. The net proceeds from the sale will be distributed 90% to CEU and 10% to Trigon. If (i) the Parties receive a written, bona fide, third party offer for the purchase of the Phase One Properties for cash or other immediately available funds, at a price that equals or exceeds the Funded Costs for the Phase One Properties plus the Parties’ costs for Seismic Projects or Seismic Data, which offer is not subject to any terms or conditions other than customary terms and conditions for the purchase of non-producing oil and gas interests, that Trigon is willing to accept, and CEU elects not to sell its interest in the Phase One Properties pursuant to such offer and (ii) the offeror is unwilling to purchase only Trigon’s 10% interest in the Phase One Properties at the offer price (proportionately reduced for Trigon’s interest), Trigon shall have the right to cause CEU to buy its interest in the Phase One Properties at the offer price (proportionately reduced for Trigon’s interest) and CEU shall be obligated to purchase Trigon’s interest in the Phase One Properties at such price, payable in cash or other immediately available funds.

(h) If, within 180 days of the Equity Commitment Date, Trigon elects to sell or market for sale any of its interest in the Phase One Properties, whether in one or multiple transactions, and the aggregate purchase price for such properties exceeds an amount equal to the CEU Returned Capital related to such properties plus the Trigon Funded Capital related to such properties, then Trigon shall pay to CEU, out of the aggregate net sale proceeds for such properties, 90% of such excess. If such a sale or sales by Trigon within the 180-day period includes properties other than Phase One Properties, the purchaser shall allocate the purchase price for the properties being acquired from Trigon between the Phase One Properties and the other properties. If CEU does not agree with the purchase price allocation by the purchaser, then it shall have the preferential right to buy the Phase One Properties from Trigon at the purchase price allocated by the purchaser, in which case the provisions of this Section 2.1(h) shall apply to the amounts paid by CEU for the Phase One Properties. CEU shall exercise its preferential right to buy, if at all, within 10 Business Days after receiving written notice from Trigon that it has executed a contract for sale and the purchaser’s purchase price allocation. If CEU fails to timely exercise its preferential right to buy hereunder, Trigon shall be free to sell the Phase One Properties to the purchaser pursuant to the terms and conditions of the contract and the purchaser’s purchase price allocation shall be binding on the Parties for purposes of calculating the payments due to CEU under this Section 2.1(h).

(i) Each of Trigon and CEU shall designate in writing an individual (each a “Representative” and together the “Representatives”) who will be the primary contact person associated with the administration of this Agreement. During Phase Two, the Representatives will meet on a regular basis and in any event no less frequently than once each calendar quarter to review the current status of the various projects, budgets and other matters involving the interests of the parties. The Representatives will use their best efforts to schedule any such meetings to shortly follow any similar meetings that Trigon may be having with the Funder. During the term of this Agreement, Trigon shall, in addition to other information and reports contemplated hereby, provide CEU with monthly updates of the well production database (Aries file) and well completion database and with quarterly updates of the structure and net pay isopach and the cross sections for prospective acreage, and scouting maps covering the AMI.

2.2 Activities within the AMI. During the term of this Agreement, Trigon and CEU agree that their activities and operations within the AMI will be governed by the terms and provisions of this Agreement and, where not prevented by an existing third party joint operating agreement, the Master Joint Operating Agreement and any applicable Individual Joint Operating Agreements. If there is a conflict between the terms of this Agreement and the terms of the applicable Joint Operating Agreement, the terms of this Agreement shall control the rights and obligations of the Parties.

2.3 Relationship of Parties. This Agreement is not intended to create, nor shall the same be construed as creating, any mining partnership, commercial partnership or other partnership, fiduciary relationship or joint venture. Rather, it is the intent and purpose of this Agreement to establish a relationship which will be limited to the acquisition, evaluation, development, exploration and operation of the lands, leases, wells and interests within the AMI. Further, it is the intent of the Parties that the liabilities of each of the Parties shall be several and not joint or collective. None of the Parties shall be considered to have a fiduciary relationship with any other party and, subject to the terms hereof, each Party shall be entitled to act in its own self interest in dealing with the subject matter of this Agreement.

ARTICLE III

PROPERTY RELATED OBLIGATIONS

3.1 Properties and Interests within the AMI.

(a) It is not the intention of the Parties hereto to restrict, limit or discourage a Party to this Agreement from acquiring or making an offer to acquire (i.e., by purchase, trade, exchange, farm-in or other similar transaction) additional oil, gas and other hydrocarbon properties and interests, including leases and options (herein referred to “Hydrocarbon Interests”), within the AMI; provided, however, that if a Party or any of its Affiliates (the “Acquiring Party”) acquires any Hydrocarbon Interests within the AMI after the Effective Date and on or before the earlier of (i) June 1, 2013, (ii) the date that the Parties have jointly acquired Hydrocarbon Interests covering 60,000 or more of net mineral acres in the AMI or (iii) the date that the Parties have incurred $120 million in Lease Acquisition Costs for jointly owned Hydrocarbon Interests within the AMI, the Acquiring Party shall provide written notice within thirty (30) days of such acquisition to the other Party (the “Non-Acquiring Party”). The written notice shall contain full particulars concerning the acquisition and include a copy of any written agreement that relates to such acquisition, including the terms of the acquisition and the Lease Acquisition Costs associated with the acquisition. Upon request by the Non-Acquiring Party, the Acquiring Party shall promptly make available for inspection in the Acquiring Party’s offices all reasonably available information related to the Hydrocarbon Interests to be acquired, including all reasonably available title, environmental, geological, geophysical and well data and information. The Acquiring Party shall provide the Non-Acquiring Party, at the Non-Acquiring Party’s sole cost and expense, copies of all information reasonably requested by the Non-Acquiring Party. The Non-Acquiring Party shall have a period of thirty (30) days after the later of (i) the receipt of the notice from the Acquiring Party and (ii) the date all information requested by the Non-Acquiring Party was made available, in which to elect to purchase, on the same terms and conditions as the Acquiring Party, an undivided interest in the Hydrocarbon Interests so acquired equal to the Election Percentage. Such election shall be exercised by delivering written notice thereof (the “AMI Election Notice”) to the Acquiring Party within such 30-day period, which notice shall specify the property to which such notice relates and shall be accompanied by cash or other immediately available funds equal to the Acquiring Party’s Lease Acquisition Costs for such property times the Election Percentage. Upon receipt of the AMI Election Notice and the Non-Acquiring Party’s funds related to such notice, the Acquiring Party shall assign the Non-Acquiring Party the Election Percentage of the Acquiring Party’s interest in the Hydrocarbon Interests so acquired, using the same form of conveyance that was used to convey the acquired properties to the Acquiring Party, but containing a special warranty of title. Failure by the Non-Acquiring Party to timely deliver an AMI Election Notice (accompanied by the Acquiring Party’s applicable share of the Lease Acquisition Costs for the property to which the notice relates) shall constitute a waiver by the Non-Acquiring Party of its right to purchase the interest in the properties acquired by the Acquiring Party.

(b) During the first six months of Phase Two, the Parties anticipate that they will be actively acquiring additional Hydrocarbon Interests, including leases and options, within the AMI. Trigon will keep CEU informed of its lease acquisition activities and will provide CEU with all reasonably available information related to the properties under consideration, including lease terms, all reasonably available title, environmental, geological, geophysical and well data and information for such properties. CEU shall not be required to acquire any interest in any such properties, but if CEU desires to acquire an interest equal to the Election Percentage, it shall pay the Election Percentage of the Lease Acquisition Costs on or before the date that any amounts are paid to the lessor and a failure to do so shall constitute an election not to acquire any interest in such property, provided Trigon has delivered CEU at least ten (10) Business Days prior written notice of such property acquisition together with a statement of the Lease Acquisition Costs for such acquisition. Should Trigon fail to deliver such notice, the provisions of Section 3.1(a) shall apply to such acquisition. For any properties and interests acquired by CEU in accordance with this Section 3.1(b), Trigon shall promptly assign CEU the Election Percentage of Trigon’s interest in the properties so acquired using the same form of conveyance that was used to convey the acquired properties to Trigon, but containing a special warranty of title.

(c) During Phase One, the provisions of this Section 3.1 shall not apply to any Hydrocarbon Interests acquired by The Family Tree Oil & Gas Corporation (“Family Tree”), an Affiliate of Trigon, from those Persons (or their family members) and corresponding properties listed on Exhibit 0 (the “Excluded Mineral Interests”); provided, however that, in the event any Hydrocarbon Interests acquired by Family Tree during Phase One includes any Excluded Mineral Interest that is not already subject to an existing oil and gas lease, Family Tree shall lease such minerals to Trigon pursuant to a lease agreement in form substantially similar to that attached hereto as Exhibit 0, in which case CEU shall have the rights set forth in Section 3.1(b) with respect to such lease. By its signature on the signature page hereof, Family Tree hereby acknowledges and agrees to be bound by the terms and provisions of this Section 3.1 and represents and warrants that Exhibit 0 describes (i) all Persons who were contacted by Family Tree prior to the Effective Date for the purpose of acquiring Hydrocarbon Interests, the corresponding property owned by such Persons as to which Family Tree has made inquiry, including the County in which such property is located and its approximate location, if available, and (ii) a description of all oil, gas or other mineral leases acquired by Family Tree within the AMI prior to the Effective Date.

3.2 Acreage within and without of the AMI. If an acquisition of properties or interests by the Acquiring Party covers properties that are both within and outside the AMI, the Acquiring Party shall only be obligated, in accordance with the provisions of Section 3.1, to offer to the Non-Acquiring Party the properties that are located within the AMI. In such event, the Acquiring Party will in good faith provide the Non-Acquiring Party with a reasonable and supportable allocation of the costs attributable to the acquired properties located within the AMI, which allocation shall be agreed to by the Parties or submitted for dispute resolution in accordance with the provisions of Article XI. The allocation of costs shall be based upon the good faith allocations based on fair market value. The Non-Acquiring Party’s right to elect to acquire the oil and gas properties and interests hereunder shall be limited to properties located within the AMI.

ARTICLE IV

SEISMIC RELATED OBLIGATIONS

4.1 Seismic Projects.

(a) During the term of this Agreement, Trigon may propose a Seismic Project to CEU; provided that, Trigon may not propose any Seismic Project for 3-D geophysical data during Phase One. Any and all proposals of a Seismic Project shall be made in writing (and, at the request of CEU, shall include a technical presentation) and shall include, but not be limited to, the following information:

(i) a defined geological and geophysical objective;

(ii) the general exploratory objectives of the Seismic Project, including a description of the Shoot Area and the shoot outline;

(iii) the equipment, shooting parameters, and methods to be used for the acquisition of the data;

(iv) the estimated costs of permits, surface damages, options and/or leases to be acquired ;

(v) the estimated costs, the anticipated commencement date, and the anticipated completion date of the Seismic Project; and

(vi) any other relevant information.

(b) In the case of a Seismic Project proposed by Trigon, (i) the project may be approved by CEU as proposed, (ii) CEU may recommend changes to the proposal, or (iii) CEU may elect not to participate in such project. Within thirty (30) days of the date that the proposal is delivered to CEU (the “Proposal Date”), CEU shall provide Trigon with written notice of CEU’s (x) intention to proceed with the project as proposed, (y) election not to proceed with the project, or (z) counter-proposal for the project; provided, however, that a failure to provide Trigon with a notice within such 30-day period shall constitute an election to not participate in the Seismic Project as proposed. In the event that CEU submits a counter-proposal, the Parties shall promptly attempt to mutually agree on the parameters to be contained in a final Seismic Project. If the Parties are unable to agree on the parameters to be contained in a final Seismic Project within forty-five (45) days after the Proposal Date, the Seismic Project proposed by Trigon shall be deemed adopted and CEU shall have five days after notice from Trigon to either approve or reject such project.

(c) In the case of any jointly approved Seismic Project, Trigon shall be responsible for the management of all seismic operations of the Parties within the AMI including, but not limited to (i) the acquisition of seismic permits, seismic data and initial data processing for each Seismic Project undertaken by the Parties, (ii) the scheduling and selecting of contractors and seismic data processors and (iii) conducting the day to day support activities including land, geotechnical guidance, seismic acquisition, liability mitigation.

(d) If CEU elects to participate in a proposed Seismic Project, Trigon shall establish a budget detailing the costs and expenses to be incurred in connection with such Seismic Project (the “Seismic Project Budget”), which Seismic Project Budget may be amended by the Parties from time to time. Approval by a Party of a Seismic Project shall bind such Party to pay such Party’s Relevant Interest of all costs and expenses incurred in connection with such Seismic Project to the extent of the Seismic Project Budget.

4.2 Acquisition of Third Party Seismic Data. The Parties contemplate that certain third party Seismic Data packages will be purchased after the Effective Date. Trigon shall determine the Seismic Data to be acquired and submit the details of such package to CEU; provided that, Trigon may not propose to acquire any Seismic Data package for 3-D geophysical data during Phase One. If CEU approves the purchase of such Seismic Data package, the Parties shall share the costs of such Seismic Data based upon their Relative Interests in the properties covered by the Seismic Data.

4.3 Non-Consent Provisions.

(a) If CEU does not elect to participate in a Seismic Project under Section 4.1 or does not approve the acquisition of a Seismic Data package under Section 4.2 and Trigon elects to proceed with such Seismic Project or the acquisition of such Seismic Data package, then, in the case of any well drilled within the Shoot Area of a Seismic Project or within the area covered by the Seismic Data, Trigon shall recover 150% of CEU’s share of the costs associated with (i) such Seismic Project (based upon CEU’s Relevant Interest in the properties covered by the Shoot Area), or (ii) such Seismic Data package (based upon CEU’s Relevant Interest in the properties covered by the Seismic Data), in each case out of sales of production from the first three wells (one-third per well) drilled in the Shoot Area or in the area covered by the Seismic Data, as the case may be, in which CEU participates, but only to the extent such wells are drilled after the completion of the Seismic Project or the acquisition of the Seismic Data, as the case may be.

(b) The non-consent provisions of this Section 4.3 shall only apply to the first $4 million in the aggregate (the “Seismic Threshold Amount”) in costs incurred by Trigon for Seismic Projects or for the acquisition of Seismic Data.

4.4 Ownership of Seismic Data. Except as otherwise provided in this Section 4.4, the Parties shall jointly own all Seismic Data acquired within the AMI and each Party shall be entitled to a copy of all Seismic Data; provided, however, that in the event (i) Trigon proposes a Seismic Project or to acquire Seismic Data and CEU does not participate in such Seismic Project or approve the acquisition of such Seismic Data, and (ii) the non-consent cost recovery provisions of Section 4.3(a) do not apply to such Seismic Project or Seismic Data because the costs incurred by the Parties on Seismic Projects or for Seismic Data have previously exceeded the Seismic Threshold Amount, then CEU shall have no rights with respect to any Seismic Data resulting from such Seismic Project or acquisition. In the event any third-party Seismic Data is licensed by Trigon, Trigon will secure a joint license for CEU if available at no additional cost. If not available, CEU shall not jointly own, or be entitled to a copy of, such Seismic Data but Trigon shall use its best efforts to secure rights in the license agreement for CEU, its consultants and prospective purchasers to view such Seismic Data. In all cases, CEU shall have the right to view such Seismic Data in Trigon’s offices.

ARTICLE V

DRILLING RELATED OBLIGATIONS

5.1 Drilling Operator.

(a) Where not prevented by an existing third party joint operating agreement, Trigon shall be designated as operator under the terms of the Individual Joint Operating Agreement for any and all wells commenced by the Parties within the AMI; provided that, no Party shall have any obligations as operator under a Joint Operating Agreement until an Initial Well has been proposed for a Prospect Area; and provided further that the Party owning the largest Relevant Interest within a Prospect Area shall have the right to remove the operator, with or without cause, and to designate a replacement operator.

(b) With respect to any drilling operations to be commenced hereunder, the Party designated as operator herein shall commence drilling operations as promptly as possible after the approval of the relevant AFE (and in any event within 120 days after such approval or such earlier time as may be necessary to maintain any leases within the AMI).

(c) Each AFE shall be accompanied by the following information:

(i) scouting map with surface and bottom hole of proposed well and all immediate offset wells;

(ii) indication of whether the AFE is for the first well in a Prospect Area (i.e., an Initial Well) or increased density well;

(iii) outline of proposed Prospect Area and drilling unit;

(iv) copy of permit - if filed;

(v) economics for most-likely, low and high cases; and

(vi) arb line down well path – if 3D available.

5.2 Proposals to Drill Wells.

(a) During the term of this Agreement, drilling proposals may be made by either Party in accordance with the provisions of the applicable Joint Operating Agreement.

(b) If either Party recommends the drilling of a well and third parties would have the right to participate in the drilling of the proposed well, the proposal shall first be made only to the Parties to this Agreement.

(c) A drilling proposal for an Initial Well shall specify the Prospect Area for such well, which shall be the drilling unit related to such well, not to exceed 640 acres (plus a variance of up to 10%).

5.3 Drilling, Completion and Other Elections. The provisions of the Joint Operating Agreement shall govern the procedures for making elections to participate in the costs of a proposed well, other subsequent operations, proposed completion operations or in proposed optional operations. If a third-party joint operating agreement is in effect and does not contain the same in or out elections as are contained in the Master Joint Operating Agreement with regard to the Initial Well drilled in any Project Area, then no later than the second Business Day prior to the end of the time period for a Party to elect to participate in the drilling of the Initial Well under such third party joint operating agreement, a Party hereto that intends to elect not to participate in the Initial Well will offer to convey its interest in the Project Area for such Initial Well to the other Party provided the other Party elects to participate in such Initial Well to the extent of both Parties interest. Such conveyance shall be at no cost to the participating Party, except as contemplated by Section 5.4.

5.4 Prospect Relinquishment.

(a) If a Party elects not to participate in an Initial Well, the non-participating Party shall relinquish to the other Party, at no cost, all of its oil, gas and other hydrocarbon properties and interests, including leases, permits and options, in the Prospect Area for that Initial Well, as to all depths from the surface to 100 feet beneath the deepest stratigraphic interval penetrated by the Initial Well; provided, however, that if the Initial Well is not spudded within the time period contemplated by Section 5.1(b), and drilled to its target depth or the target formation with due diligence, then no relinquishment shall occur hereunder.

(b) If a Party elects not to participate in any well other than an Initial Well the non-participating Party shall be subject to the nonconsent provisions in the Joint Operating Agreement on a well-by-well basis for any remaining wells drilled in the relevant Prospect Area.

ARTICLE VI

TERM; TERMINATION

6.1 Term. This Agreement shall terminate when the properties jointly owned by the Parties within the AMI are seventy-five percent (75%) developed or at such earlier time as Trigon or CEU disposes of all of its respective interest in the properties subject to this Agreement.

6.2 Termination. In the event of a Material Default by any Party, the non-defaulting Party shall have the right to terminate this Agreement by delivering a notice of termination to the defaulting Party, which termination will occur ninety (90) days following the defaulting Party’s receipt of such notice. For purposes of the foregoing, a “Material Default” shall mean each of the following events, after thirty (30) days’ notice and failure to cure except in the case of a default pursuant to Section 6.2(b) which shall require no advance notice):

(a) in the case of either Party, if such Party is in material breach of its obligations under this Agreement;

(b) in the case of either Party, upon the following:

(i) any decree or order for relief in respect to such Party is entered under any bankruptcy, reorganization, receivership, compromise, arrangement, insolvency, readjustment or debt, dissolution or liquidation or similar law, whether now or hereafter in effect, of any jurisdiction;

(ii) such Party petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of such Party, or of any substantial part of the assets of such Party or commences a voluntary case under the bankruptcy law of any jurisdiction;

(iii) any such petition or application is filed, or any such proceedings are commenced, against such Party and such Party by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

(iv) any order, judgment or decree is entered in any proceedings against such Party decreeing the dissolution of such Party and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days.

6.3 Survival Following Termination. Notwithstanding the foregoing, the following shall survive the termination of this Agreement and shall be binding upon any successor and assign to the Party’s interests within the AMI:

(a) All applicable Joint Operating Agreements.

(b) At the non-defaulting Party’s election, all provisions of Article III, Article VIII and Article IX.

(c) In the event either party disposes of all of its interest in the properties subject to this Agreement, at the disposing party’s election, all provisions of Article III, but only to the extent the purchaser agrees to be bound by the terms of Article III.

(d) In the event either party disposes of all of its interest in the properties subject to this Agreement, at the non-disposing party’s election, all provisions of Article VIII and Article IX.

ARTICLE VII

FORCE MAJEURE

If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give the other Party prompt written notice of the force majeure event with reasonably full particulars concerning the same; thereupon, the obligations of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance thereof. The affected Party shall use all reasonable diligence to remove the force majeure event as quickly as practicable; provided, however, no Party shall be required against its will to settle any labor dispute. For the purpose of this Agreement, the term force majeure shall mean an act of the public enemy, war, terrorism, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay (including delays for environmental assessments and environmental impact statements), restraint or inaction, unavailability or failure of equipment, and any other cause, whether of the kind specifically enumerated herein or not, which is not reasonably within the control of the Party claiming force majeure.

ARTICLE VIII

CONFIDENTIALITY

8.1 Confidentiality of Each Party’s Information. Each of the Parties covenants and agrees that it will not, and it will use its best efforts to cause its Affiliates not to, unless authorized in writing by the other Party, disclose to any Person and shall hold in the strictest of confidence any sole and separate (as opposed to jointly owned) confidential or proprietary information of the other Party, whether of a technical, financial, commercial or other nature, except:

(a) to such Party’s officers, directors, employees, attorneys, accountants, and other professionals to whom, and only to the extent that, such disclosure is necessary in furtherance of the purposes of this Agreement; provided, however, that the disclosing Party shall be responsible for ensuring that such Persons comply with the confidentiality and non-use undertakings in this Article VIII and shall take reasonable precautions to ensure such compliance whether by agreement, establishment of internal regulations, or otherwise;

(b) to the extent required by Applicable Law, but in the event of any proposed disclosure the Party from which disclosure is required or sought shall seek the assistance of the other Party to protect information in which such other Party has an interest to the extent reasonably possible under the circumstances;

(c) to the extent that the disclosing Party can establish that the information: (i) was generally available in the public domain, provided such availability was not the result of a violation of this Agreement; (ii) was lawfully obtained from a source under no obligation of confidentiality, directly or indirectly, to the Party opposing the disclosure; (iii) was disclosed to the general public with the written approval of the Party opposing the disclosure; or (iv) was in the files, records or knowledge of the Party proposing disclosure prior to the initial disclosure to such Party by the other Party;

(d) to any Person or Persons considering acquiring all or any portion of a Party’s interest in any project, prospect, property or well, in which event a Party shall be permitted to disclose the confidential or proprietary information relevant to such project, prospect, property or well to the Person or Persons considering acquiring such interest, and then only if the Person or Persons to whom the disclosure is made is bound by a confidentiality agreement, in substantially the form attached hereto as Exhibit 0 (the “Accepted CA”); and

(e) to a bank, commercial lender or other financing party, including potential equity investors, in connection with a loan transaction or other financing agreement, or equity investment with the disclosing Party; provided that the Person to whom the disclosure is made is bound by a confidentiality agreement in substantially the form of the Accepted CA.

8.2 Restrictions on Use. Each of the Parties covenants and agrees for itself and its respective Affiliates and its and their respective successors and assigns that it shall not use any proprietary or confidential information of the other Party, except in furtherance of the activities contemplated by this Agreement or as otherwise expressly permitted by this Agreement. Each Party shall cause its and its Affiliates, officers, directors, employees, attorneys, accountants and agent to also abide by such restrictions on the use of such information and shall be responsible for any failure of such persons to do so.

8.3 Violations. Each Party agrees that any violation of the obligations of confidentiality and non-use set forth herein would be likely to be highly injurious to the other Party. The Parties consent and agree that if a Party violates any of the provisions of this Article VIII, the non-disclosing Party may be entitled, in addition to any other rights and remedies that it may have, including money damages, to apply to any court of law or equity of competent jurisdiction for specific performance and for injunctive or other relief in order to enforce or prevent any continuing violation of the provisions hereof.

ARTICLE IX

RESTRICTIONS ON DATA

9.1 Restrictions on Data. All Data which is acquired for the joint account of the Parties shall be owned equally by the Parties in accordance with the terms of this Agreement and shall be kept confidential for so long as any obligations remain outstanding under this Article IX. No Party may disclose, transfer, sell, exchange or otherwise convey any jointly acquired Data to any Person except as provided hereinbelow.

(a) Data acquired jointly by the Parties during the term of this Agreement shall only be disclosed, transferred, sold, exchanged or otherwise conveyed as follows:

(i) to such Party’s officers, directors, employees, attorneys, accountants, and other professionals to whom, and only to the extent that, such disclosure is necessary in furtherance of the purposes of this Agreement or in connection with a proposed sale, financing or equity raise; provided, however, that the disclosing Party shall be responsible for ensuring that such Persons comply with the confidentiality and non-use undertakings in this Article IX and shall take reasonable precautions to ensure such compliance whether by agreement, establishment of internal regulations, or otherwise;

(ii) If a Party desires to sell down all or any portion of its interest in any project, prospect, property or well, such Party shall only be permitted to disclose the Data relevant to such project, prospect, property or well to the Person or Persons considering acquiring such interest, and then only if the Person or Persons to whom the disclosure is made is bound by a confidentiality agreement, in substantially the form of the Accepted CA.

(iii) Either Party may disclose jointly acquired Data to a bank, commercial lender or other financing party, including potential equity investors, in connection with a loan transaction or other financing agreement or equity investment with such Party and may pledge its Relevant Interest in or to such Data as collateral security in connection with any such loan or financing agreement; provided that the Person to whom the disclosure is made is bound by a confidentiality agreement, in substantially the form of the Accepted CA.

(iv) By mutual agreement of the Parties.

(b) No Party may transfer to any Person any jointly owned Geological Data for so long as the property to which such Geological Data relates is within the AMI. Thereafter such Geological Data may be transferred without restriction, except as otherwise governed by this Agreement); provided, however, that either Party may transfer an interest in Geological Data to a purchaser from such Party of property in the AMI.

ARTICLE X

ASSIGNMENT

10.1 Assignment of Agreement. The terms and conditions contained in this Agreement are personal in nature and this Agreement shall not be assignable, in whole or in part, by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that each Party may assign any or all of its rights under this Agreement to an Affiliate of such Party without the consent of the other Party, but such assignment shall not release the assigning Party from any of its obligations under this Agreement. For purposes of this provision, “Affiliate” means any entity which directly or indirectly controls, is controlled by, or is under common control with the assigning Party. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct and cause the direction of management and policies of an entity. In no event will Constellation Energy Partners LLC be deemed an Affiliate of CEU.

10.2 Tag-Along Rights. If a Party (the “Selling Party”) that owns a majority interest in the properties within the AMI receives a bona fide offer to purchase its interest in the properties and the Selling Party desires to accept such offer, the Selling Party shall notify the other Party in writing (the “Tag Along Notice”) of all of the material terms and conditions of such offer at least thirty (30) days prior to any proposed sale including (i) the name of the proposed purchaser, (ii) the interests to be sold (the “Initial Interest”), (iii) if applicable, any additional interest that the proposed transferee is willing to purchase contemporaneously with the acquisition of the Initial Interest (the “Additional Interest” and, together with the Initial Interest, the “Maximum Interest”), (iv) the amount and type of consideration to be paid by the proposed purchaser and (v)

the expected location and date of the closing of such sale. If the other Party wishes to participate in the proposed sale by the Selling Party, the other Party must so notify the Selling Party in writing not more than 10 Business Days after the date or receipt of the Tag Along Notice, failing which the other Party shall not be entitled to participate in such proposed sale and shall relinquish any and all rights to participate therein. Such written notice shall include the amount of interest in the properties to be sold that the other Party wishes to sell, such amount not to exceed the product of (1) the Maximum Interest multiplied by (2) a fraction, the numerator of which shall be the Selling Party’s Relevant Interest in the properties to be sold and the denominator of which is the sum of the Selling Party’s Relevant Interest in the properties to be sold and the other Party’s Relevant Interest in the properties to be sold, it being the intent of the Parties that, in connection with any sale by a Selling Party that the other Party shall have the right to sell all or a portion of its interests in the properties being sold, proportionately with the Selling Party based upon their respective interests in the properties being sold, notwithstanding that an election to do so may reduce the interest to be sold by the Selling Party. In the event the other Party elects to participate in the proposed sale the other Party shall fully cooperate with the Selling Party in connection with such sale and shall take all actions reasonably requested by the Selling Party (including executing and delivering a purchase agreement, on terms similar to those by which the Selling Party will be bound, with the purchaser) in connection with such sale. Notwithstanding the foregoing, in the event the Tag Along Notice does not include a fully executed purchase and sale agreement or, if subsequent to the receipt of a copy of the Tag Along Notice together with a fully executed copy of the Purchase and Sale Agreement, the purchase and sale agreement is amended by the Selling Party and the proposed purchaser, the Selling Party shall deliver to the other Party a subsequent Tag Along Notice together with a fully executed copy of the purchase and sale agreement or the amendment to the purchase and sale agreement and, if the other Party wishes to change its election to participate or not participate in the proposed sale by the Selling Party, the other Party shall so notify the Selling Party in writing not more than 10 Business Days after the date or receipt of the subsequent Tag Along Notice, failing which the other Party shall not be entitled to change its prior election to participate or not participate in such proposed sale.

ARTICLE XI

DISPUTE RESOLUTION

11.1 Dispute; Mutual Resolution. The Parties will attempt in good faith to mutually resolve any and all disagreements, controversies or claims arising out of, relating to or in connection with this Agreement (including any modifications or amendments thereof) or the scope, breach, termination, interpretation or validity thereof (“Dispute”).

11.2 Mandatory and Binding Arbitration. Any and all Disputes which cannot be resolved through the mutual agreement of the Parties shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the terms of this Article XI and its Commercial Arbitration Rules. In the event of any inconsistency between this Article XI and such rules, this Article XI shall control. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

11.3 No Waiver; Preservation of Remedies. Neither any provision of this Article XI nor the exercise of any rights under this Article XI shall limit the right of any Party to employ other remedies, including, without limitation, (1) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under a deed of trust, mortgage, or other security agreement or instrument, or Applicable Law, (2) exercising self-help remedies (including set-off rights) or (3) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment, or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall neither constitute a waiver of the right of any Party, including the plaintiff therein, to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof. Without limitation of the foregoing, the Parties shall be entitled to the benefits of each and all of the remedies and assistance provided for by Applicable Law.

11.4 Statute of Limitations. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.

11.5 Scope of Award and Modification or Vacation of Award. The arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Any arbitrators shall be practicing attorneys licensed to practice law in the State of Texas and shall be knowledgeable in the subject matter of the Dispute. With respect to a Dispute in which the claim or amount in controversy does not exceed $1,000,000, a single arbitrator (who shall have authority to render a maximum award of $1,000,000, including all damages of any kind but excluding costs and fees) shall be chosen and shall decide the Dispute. With respect to a Dispute in which the claim or amount in controversy exceeds $1,000,000, the Dispute shall be decided by a majority vote of three (3) arbitrators, who shall be chosen as follows: (i) each Party shall elect an arbitrator, in such Party’s sole discretion; and (ii) each of the arbitrators so elected shall mutually agree on a third arbitrator. The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable and within the scope of this Article XI. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. In all arbitration proceedings in which the amount in controversy exceeds $1,000,000, in the aggregate, the Parties shall have in addition to the limited statutory right to seek vacation or modification of any award pursuant to the Applicable Law, the right to seek vacation or modification of any award that is based in whole, or in part, on an incorrect ruling of law; provided, however, that any such application for vacation or modification of an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within thirty 30 days from the date the award is rendered. The arbitrator’s findings of fact shall be binding on all Parties and shall not be subject to further review except as otherwise allowed by Applicable Law.

11.6 Other Matters. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. All arbitration proceedings shall be conducted in Houston, Texas in the English language. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could do pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure and Applicable Law. This Article XI constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations, and other communications on dispute resolution. The provisions of this Article XI shall survive any termination, amendment, or expiration of this Agreement, unless the Parties otherwise expressly agree in writing. To the extent permitted by Applicable Law, the arbitrator shall have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees and arbitrators’ fees) to the prevailing Party. This Article XI may be amended, changed, or modified only by the express provisions of a writing which specifically refers to this Article XI and which is signed by all the Parties hereto. If any term, covenant, condition or provision of this Article XI is found to be unlawful or invalid or unenforceable, such illegality or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Article XI, and all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the illegal, invalid or unenforceable part had not been included. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the Parties or by Applicable Law.

ARTICLE XII

REPRESENTATION AND WARRANTIES

12.1 Representations and Warranties of Trigon. Trigon represents and warrants to CEU as follows:

(a) Trigon is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is qualified to do business in Texas. Trigon has all requisite power and authority to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b) The execution and delivery by Trigon of this Agreement, the consummation of the transactions set forth herein and the performance by Trigon of its obligations hereunder have been duly and validly authorized by all requisite limited liability company action on the part of Trigon and will not (i) violate, or conflict with, any provision of Trigon’s governing documents, or any provision of any statute, rule or regulation applicable to Trigon or any material lease, contract, agreement, instrument or obligation to which Trigon is a party or by which Trigon is bound, or (ii) violate, or conflict with any judgment, decree or order applicable to Trigon.

(c) This Agreement has been duly authorized, executed and delivered by Trigon. All instruments required to be delivered by Trigon pursuant to this Agreement shall be duly authorized, executed and delivered by Trigon. This Agreement and all documents executed by Trigon in connection with this Agreement shall constitute legal, valid and binding obligations of Trigon, enforceable against Trigon in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

(d) There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Trigon that would be reasonably expected to materially interfere with Trigon’s ability to enter into this Agreement or consummate the transactions contemplated under this Agreement.

(e) Trigon has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees for which CEU shall have any obligation or liability.

(f) There are no bankruptcy, insolvency, reorganization or receivership proceedings filed or served on Trigon, pending against Trigon or being contemplated by Trigon, or to Trigon’s knowledge, threatened against Trigon.

(g) Trigon (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the transactions contemplated by this Agreement, (iv) is capable of paying its debts as they mature, and (v) is receiving a reasonably equivalent value in exchange for the obligations set forth herein.

12.2 Representations and Warranties of CEU. CEU represents and warrants to Trigon as follows:

(a) CEU is a limited liability company duly organized and in good standing under the laws of the State of Delaware. CEU has all requisite power and authority to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and carry out the transactions contemplated under this Agreement.

(b) The execution and delivery by CEU of this Agreement, the consummation of the transactions set forth herein and the performance by CEU of its obligations hereunder have been duly and validly authorized by all requisite limited liability company action on the part of CEU and will not (i) violate, or conflict with, any provision of CEU’s governing documents, or any provision of any statute, rule or regulation applicable to CEU or any material lease, contract, agreement, instrument or obligation to which CEU is a party or by which CEU is bound, or (ii) violate, or conflict with any judgment, decree or order applicable to CEU.

(c) This Agreement has been duly authorized, executed and delivered by CEU. All instruments required to be delivered by CEU pursuant to this Agreement shall be duly authorized, executed and delivered by CEU. This Agreement and all documents executed by CEU in connection with this Agreement shall constitute legal, valid and binding obligations of CEU, enforceable against CEU in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect, as well as general principles of equity.

(d) There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against CEU that would be reasonably expected to materially interfere with CEU’s ability to enter into this Agreement or consummate the transactions contemplated under this Agreement.

(e) CEU has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees for which CEU shall have any obligation or liability.

(f) There are no bankruptcy, insolvency, reorganization or receivership proceedings filed or served on CEU, pending against CEU or being contemplated by CEU, or to CEU’s knowledge, threatened against CEU.

(g) CEU (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the transactions contemplated by this Agreement, (iv) is capable of paying its debts as they mature, and (v) is receiving a reasonably equivalent value in exchange for the obligations set forth herein.

ARTICLE XIII

MISCELLANEOUS

13.1 Entire Agreement; Amendment and Waiver. This Agreement, together with all Appendices, Exhibits or Schedules attached hereto and thereto and all agreements and instruments to be executed and delivered by the Parties pursuant hereto and thereto, contains the entire agreement between the Parties relating to the subject matter hereof and supersedes any other prior agreement or arrangement and understanding between the Parties regarding the subject matter of this Agreement. No representation, warranty, covenant, obligation, promise, inducement or statement of intention has been made by any of the Parties which is not expressed in this Agreement. This Agreement may be amended or changed only by written instrument duly executed by all the Parties thereto, and any amendment or change which is not so documented shall not be effective as to the Parties. Except as expressly provided herein to the contrary, provisions of this Agreement may be waived only by the Party thereto entitled to the benefit thereof by evidencing such waiver in writing, executed by such Party. Except to the extent waiver or satisfaction is deemed to exist by the express terms of this Agreement, the failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.2 Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by all applicable legal requirements. If any provision of this Agreement or the application thereof to any Person or circumstance shall for any reason and to any extent, be invalid or unenforceable, then the performance of such offending provision shall be excused by the Parties hereto, but the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

13.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive federal laws of the United States and the internal laws of the State of Texas (principles of conflict of laws excluded).

13.4 Notices. Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed received (a) if given by electronic transmission (as defined in Section 13.8), when transmitted if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified mail, return receipt requested, postage prepaid, three business days after being deposited in the United States mails and (c) if given by Federal Express or other overnight carrier service or other means, when received or personally delivered. The mailing address and facsimile number of each of the Parties is as follows, which address and number may be changed by notice given in the manner provided in this Section 13.4:

If to CEU:

CEU Eagle Ford, LLC

c/o Constellation Energy

     Commodities Group, Inc.

Four Houston Center

1221 Lamar St., Suite 750

Houston, TX 77010

Attn: Joseph Joyce

Email:Joseph.Joyce@constellation.com

Fax: (713) 652-5596

If to Trigon: Trigon Energy Partners LLC 900 W. Parkwood Friendswood, TX 77546 Attn: L. Mackie Cannon Email: mcannon@ticdenver.com Fax: (281) 317-8221 with a copy to: Constellation Energy Commodities Group, Inc. 111 Market Place, Suite 500 Baltimore, MD 21202 Attn: General Counsel Fax: (410) 468-3499

13.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.6 Headings. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.7 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof or thereof.

13.8 Electronic Transmission. Each of the Parties hereto agrees that (i) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (ii) any such consent or document shall be considered to have the same binding and legal effect as an original document and (iii) at the request of any Party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant Party or Parties in its original form. Each of the Parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

13.9 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute but one instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

TRIGON:

Trigon Energy Partners LLC

By:	/s/ L.M. Cannon
Name:	L.M. Cannon
Title:	Manager

CEU:

CEU Eagle Ford, LLC

By:	/s/ Stu Rubenstein
Name:	Stu Rubenstein
Title:	Chief Operating Officer

For purposes of acknowledging and agreeing to the terms and provisions of Article III:

The Family Tree Oil & Gas Corporation

By:	/s/ Michael Dykes
Name:	Michael Dykes
Title:	Secretary

[Signature Page to Lease Acquisition and Development Agreement]

Exhibit A

Counties in Eagle Ford

The following Texas counties:

        Zavalla

        Dimmitt

        Webb

        Frio

        LaSalle

        Atascosa

        McMullen

        Duval

        Live Oak

        Wilson

        Karnes

        Bee

        Gonzales

        DeWitt

        Goliad

        Victoria

        Lavaca